March 16, 2009

JPMorgan Trust II

245 Park Avenue

New York, New York 10167

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement of JPMorgan Trust II (the “Trust”) on Form N-14 (the “Registration Statement”) with respect to JPMorgan Diversified Mid Cap Growth Fund (the “Acquiring Fund”), a series of the Trust, being filed by the Trust today under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by the Acquiring Fund of substantially all of the assets of JPMorgan Capital Growth Fund, a series of JPMorgan Trust I (the “Acquired Fund”), and the issuance of shares of beneficial interest of specified classes of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust, on behalf of the Acquiring Fund, and JPMorgan Trust I, on behalf of the Acquired Fund, in substantially the form included as Appendix B to the Proxy Statement/Prospectus that is part of the Registration Statement.

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares.  We have examined the Agreement and Plan of Reorganization, the Trust’s Declaration of Trust, as filed with the Secretary of the State of Delaware, and certain resolutions adopted by the Board of Trustees of the Trust with respect to the approval of the Agreement and Plan of Reorganization and the issuance of the Shares. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.  We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, a registration statement for the Class R2 shares of the Acquiring Fund will be effective and the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the parties thereto.

Based upon the foregoing, when issued and delivered in accordance with the Agreement and Plan of Reorganization, we are of the opinion that the Shares will have been duly authorized and upon receipt by the Trust of the authorized consideration therefore will be validly issued, fully paid and non-assessable.

We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP